                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            REPUBLIC SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         Republic Services, Inc. (LOGO)

                                                                   April 2, 2001

Dear Stockholder:

     We invite you to attend the 2001 Annual Meeting of Stockholders of Republic Services, Inc., which we will hold at 10:30 a.m. on Wednesday, May 16, 2001, at The Atrium, on the 7th Floor of the AutoNation Tower, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. On the following pages we describe in the formal notice and proxy statement the matters our stockholders will consider at the annual meeting.

     In addition to the specific matters we will request our stockholders to act upon, we will report on our business and provide our stockholders an opportunity to ask questions of general interest.

     Whether or not you plan to attend in person, it is important that you have your shares represented at the annual meeting. PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. The board of directors recommends that stockholders vote FOR each of the proposals described in the proxy statement which we will present at the annual meeting. Thank you.

                                     Sincerely,

                                     /s/ Wayne
                                     H. Wayne Huizenga
                                     Chairman of the Board

                         Republic Services, Inc. (LOGO)

                              110 S.E. 6TH STREET
                         FORT LAUDERDALE, FLORIDA 33301

               NOTICE OF THE 2001 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Republic Services, Inc.:

     We will hold the 2001 Annual Meeting of Stockholders of Republic Services, Inc. at 10:30 a.m. on Wednesday, May 16, 2001, at The Atrium, on the 7th Floor of the AutoNation Tower, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301, for the following purposes:

          (1) To elect directors to a term of office expiring at the annual meeting of stockholders in the year 2002 or until their respective successors are duly elected and qualified;

          (2) To ratify the appointment of Arthur Andersen LLP as our independent public accountants for 2001; and

          (3) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 26, 2001 are entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting.

     We cordially invite you to attend the annual meeting in person. EVEN IF YOU PLAN TO ATTEND IN PERSON, WE REQUEST THAT YOU DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. You may revoke your proxy at any time before its use.

                                              By Order of the Board of
                                              Directors,

                                              /s/ David A. Barclay
                                              David A. Barclay
                                              Senior Vice President,
                                              General Counsel and Assistant
                                              Secretary

Fort Lauderdale, Florida
April 2, 2001

             PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
              PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                            REPUBLIC SERVICES, INC.
                              110 S.E. 6th Street
                         Fort Lauderdale, Florida 33301

                                PROXY STATEMENT

     We furnish this proxy statement in connection with the solicitation of proxies by our board of directors for use at our 2001 Annual Meeting of Stockholders, or any postponement or adjournment of the meeting. We will hold the annual meeting at 10:30 a.m. on Wednesday, May 16, 2001, at The Atrium, on the 7th Floor of the AutoNation Tower, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

     We mailed this proxy statement, the notice of annual meeting, the proxy card and our annual report to our stockholders on or about April 2, 2001.

RECORD DATE

     Only stockholders of record at the close of business on March 26, 2001 may vote at the annual meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

     The only voting stock of our company currently outstanding is our common stock. As of the close of business on March 26, 2001, there were 170,765,241 shares of common stock outstanding. Each share of common stock issued and outstanding is entitled to one vote on each of the matters properly presented at the annual meeting.

PROXY PROCEDURE

     Proxies properly executed and returned in a timely manner will be voted at the annual meeting according to the voting instructions noted on the proxies. Proxies without voting instructions will be voted to elect the individuals nominated as directors in this proxy statement, for the proposals set forth in the notice of annual meeting, and in the best judgment of the persons acting under the proxies on other matters presented for a vote. Any stockholder giving a proxy has the power, at any time before it is voted, to revoke it in person at the annual meeting, by written notice to the secretary of our company at the address above, or by delivery to the secretary of our company of a later-dated proxy.

     The inspector of elections appointed for the meeting will tabulate the votes cast by proxy or in person at the annual meeting. The inspector will count these votes in determining whether or not a quorum is present. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by that proxy are not being voted by that stockholder about a particular matter. This could occur, for example, when a beneficial owner does not permit its broker to vote shares on a particular matter in the absence of instructions from the beneficial owner. In this circumstance, we will not consider the non-voted shares present and entitled to vote on that particular matter. However, we will count the non-voted shares in determining the presence of a quorum. If you vote to abstain as to a particular matter or direct us to withhold authority to vote for directors, we will consider your shares present and entitled to vote on the matter.

VOTING REQUIREMENTS

     Each director will be elected by the affirmative vote of a plurality of the votes cast by the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of our common stock present at the annual meeting, in person or by proxy, and entitled to vote, is required to ratify the appointment of Arthur Andersen LLP as our independent public accountants for 2001 and to approve any other matter duly brought to a vote at the annual meeting. Shares which are not voted will have no effect on the other matters brought to a vote at the annual meeting. Abstentions from voting on any of the proposals brought to a vote at the annual meeting will have the effect of votes against the particular proposal.

COSTS OF SOLICITATION

     Our board of directors will solicit proxies by mail. Our directors, officers and a small number of other employees of our company may also solicit proxies personally or by mail, telephone, or otherwise. We will not compensate these persons for their solicitation. We will request brokerage firms, banks, fiduciaries, voting trustees or other nominees to forward the soliciting material to each beneficial owner of stock held of record by them. We have hired Corporate Investor Communications, Inc. to coordinate the solicitation of proxies by and through these holders for a fee of approximately $7,500 plus expenses. We will bear the entire cost of the solicitation.

             BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES
                             AND EXECUTIVE OFFICERS

DIRECTORS

     We provide below biographical information for each person who is a nominee for election as a director of our company at the annual meeting.

     H. WAYNE HUIZENGA, age 63, was named Chairman of our Board of Directors in May 1998. He also served as our Chief Executive Officer from May 1998 until December 1998. Mr. Huizenga has also served as Chairman of AutoNation, Inc. (formerly known as Republic Industries, Inc.), which owns the nation's largest chain of franchised automotive dealerships, since August 1995. From August 1995 to September 1999, Mr. Huizenga served as Chief Executive Officer or Co-Chief Executive Officer of AutoNation. Since September 1996, Mr. Huizenga has served as Chairman of Boca Resorts, Inc., an owner and operator of luxury resort hotels, and a professional sports franchise and related facilities. Since January 1995, Mr. Huizenga has served as the Chairman of Extended Stay America, Inc., an operator of extended stay lodging facilities. Since June 1998, Mr. Huizenga has served as a director of NationsRent, Inc., an equipment rental company. Since June 2000, Mr. Huizenga has served as a director of ANC Rental Corporation, which owns and operates Alamo Rent-A-Car and National Car Rental. Since May 2000, Mr. Huizenga has been Vice Chairman of Zixit Corporation, an internet security company. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc., a diversified entertainment and communications company. During the same period, Mr. Huizenga also served as the Chairman of Blockbuster Entertainment Group, a division of Viacom. From 1987 until 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster, during which time he helped build Blockbuster from a 19-store chain into the world's largest video rental company. In 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., which he helped build into the world's largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins and Pro Player Stadium in South Florida.

     HARRIS W. HUDSON, age 58, was named Vice Chairman, Secretary and a director in May 1998. Mr. Hudson has served as a director of AutoNation since August 1995 and as Vice Chairman of AutoNation since October 1996. He served as Chairman of AutoNation's Solid Waste Group from October 1996 until July 1998. From August 1995 until October 1996, Mr. Hudson served as President of AutoNation. From 1983 until 1995, Mr. Hudson served as Chairman of the Board, Chief Executive Officer and President of Hudson Management, a solid waste collection company that he founded, which AutoNation acquired in 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management, and its predecessor. Mr. Hudson also serves as a director of Boca Resorts.

     JAMES E. O'CONNOR, age 51, was named Chief Executive Officer and a director in December 1998. From 1972 to 1978 and from 1982 to 1998, Mr. O'Connor served in various positions with Waste Management, including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management -- North America from 1991 to 1992 and Vice President -- Southeastern Region from 1987 to 1991.

     JOHN W. CROGHAN, age 70, was named a director in July 1998. Mr. Croghan is President and General Partner of Lincoln Partners, a partnership of Lincoln Capital Management Inc. He was a founder and, through 1997, the Chairman of Lincoln Capital Management, an investment management firm. He is a director of Lindsay Manufacturing Co. and Schwarz Paper Company.

     RAMON A. RODRIGUEZ, age 55, was named a director in March 1999. Mr. Rodriguez has served as President of Madsen, Sapp, Mena, Rodriguez & Co., P.A., a certified public accounting firm, since 1971.

     ALLAN C. SORENSEN, age 62, was named a director in November 1998. Mr. Sorensen is also a director of Let's Talk Cellular & Wireless, Inc. He is also a co-founder and Vice Chairman of the Board of Interim Health Care, Inc., which Interim Services, Inc. spun-off in October 1997. Prior to that, Mr. Sorensen served as a director and in various capacities including President, Chief Executive Officer and Chairman of Interim Services from 1967 to 1997. He was a member of the board of directors of H&R Block, Inc. from 1979 until 1993 when Interim Services was spun off in an initial public offering.

     Mr. Hudson is married to Mr. Huizenga's sister. Otherwise, there is no family relationship between any of our directors.

EXECUTIVE OFFICERS

     We provide below biographical information for each of our executive officers who is not a nominee for director.

     TOD C. HOLMES, age 52, was named Senior Vice President and Chief Financial Officer in August 1998. Mr. Holmes served as our Vice President -- Finance from June 1998 until August 1998 and as Vice President of Finance of AutoNation's Solid Waste Group from January 1998 until July 1998. From 1987 to 1998, Mr. Holmes served in various positions with Browning-Ferris Industries, Inc., including Vice President, Investor Relations from 1996 to 1998, Divisional Vice President, Collection Operations from 1995 to 1996, Divisional Vice President and Regional Controller -- Northern Region, from 1993 to 1995, and Divisional Vice President and Assistant Corporate Controller from 1991 to 1993.

     DAVID A. BARCLAY, age 38, was named Senior Vice President, General Counsel and Assistant Secretary in August 1998. Mr. Barclay served as Senior Vice President and

General Counsel of AutoNation's Solid Waste Group from March 1998 until July 1998. Prior to that, from January 1997 to February 1998, Mr. Barclay was Vice President and Associate General Counsel of AutoNation. From June 1995 to January 1997, Mr. Barclay was Vice President, General Counsel and Secretary of Discovery Zone, Inc. Discovery Zone filed a voluntary petition under the federal bankruptcy laws in March 1996. Mr. Barclay served in various positions with Blockbuster, including Senior Corporate Counsel from 1993 to 1995 and Corporate Counsel from 1991 to 1993. Prior to joining Blockbuster, Mr. Barclay was an attorney in private practice in Miami, Florida.

                               BOARD OF DIRECTORS

     The board of directors develops our business strategy, establishes our overall policies and standards, and reviews the performance of management in executing our business strategy and implementing our policies and standards. We keep directors informed of our operations at meetings and through reports and analyses presented to the board of directors and committees of the board. Significant communications between the directors and management also occur apart from meetings of the board of directors and committees of the board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors held 10 meetings and took eight actions by unanimous written consent during 2000. Each incumbent director attended at least 80% of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which he served.

     The board of directors has established three committees: the executive committee, the audit committee and the compensation committee.

     The executive committee consists of Messrs. Huizenga, Hudson and O'Connor. The executive committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors.

     The executive committee does not have the power to elect or remove executive officers, approve a merger of our company, recommend a sale of substantially all of our assets, recommend a dissolution of our company, amend our certificate of incorporation or by-laws, declare dividends on our outstanding securities, or, except as authorized by the board of directors, issue any common stock or preferred stock. The board of directors has given the executive committee authority to approve acquisitions, borrowings, guarantees or other transactions not involving more than $100 million in cash, securities or other consideration. The executive committee is also charged with corporate compliance matters. The executive committee took 29 actions by unanimous written consent during 2000.

     The audit committee consists of Messrs. Croghan, Rodriguez and Sorensen. The audit committee has the power to oversee the retention, performance and compensation of the independent public accountants for our company, and establish and oversee such systems of internal accounting and auditing control as it deems appropriate. The audit committee held four meetings during 2000.

     The compensation committee consists of Messrs. Croghan, Rodriguez and Sorensen. The compensation committee reviews our company's compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers, and administers our company's stock incentive plan. The compensation committee held 10 meetings and took five actions by unanimous written consent during 2000.

                             EXECUTIVE COMPENSATION

     The following statement made by the compensation committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under either of these acts.

EXECUTIVE COMPENSATION POLICIES

     The compensation committee of the board of directors is responsible for reviewing and approving executive compensation, including base salaries, bonuses, awards of stock options and awards under the company's long-term incentive plan. The compensation committee currently consists of Mr. Sorensen, the Chairman of the committee, and Messrs. Croghan and Rodriguez, each of whom is a non-employee director of our company.

     Our executive compensation packages are designed to attract, motivate and retain executive talent. In determining the compensation of our executive officers, the committee takes into account factors which it considers relevant. These factors include individual management performance during the year, consideration of industry trends and business conditions in general, as well as market compensation for executives of comparable background and experience.

     During 2000, the committee selected one of three compensation consulting firms interviewed to conduct a comprehensive review of executive compensation. This review was undertaken to determine whether the compensation packages afforded to our executive officers were competitive and/or complete when compared with similarly situated companies.

     The consultant was asked to review the current compensation packages for the company's top 25 officers and compare them with packages offered to officers at a targeted universe of peer group companies. The process of analyzing and selecting peer group companies included consideration of other companies within the waste industry and companies which exhibited similar characteristics to those of our company (i.e., service businesses, emphasis on logistics, size of employee workforce, financial similarities). The analysis and development of findings took the consultant several weeks and entailed regular status review meetings with the committee. Ultimately, the consultant provided the committee with its findings and analysis, which were taken into account in determining the committee's policies and bases for compensating the company's executive officers and its chief executive officer.

     The general structure of each executive compensation package remains primarily weighted toward incentive forms of compensation so that an executive officer's interests are aligned with the interests of the company's stockholders. Based on recommendations from the compensation consultant, the committee adopted the following changes to the components of the 2000 executive compensation packages, and for subsequent years:

          1. Salary. The company's executive officers received salary increases to be effective as of January 1, 2001, with additional adjustments planned to be phased in during the next two years. These increases are designed to place base compensation for the company's executive officers in a more competitive range with its peer group companies.

          2. Annual Bonus Program. The annual bonus program is part of the cash compensation package available to our executive officers. For 2000, our executive officers were eligible to receive bonuses based upon achieving predetermined levels of (a) earnings per share and (b) free cash flow. Free cash flow is considered to be our (i) net income, plus (ii) depreciation, amortization and depletion, less (iii) capital expenditures, less (iv) working capital consumed. The award percentage for officers was increased over a two year period commencing in 2000. During 2000, only the predetermined level of free cash flow was achieved and our executive officers were granted bonuses accordingly.

          3. Stock Options. The annual grants under the company's stock option program in comparison to the peer group were considered more heavily weighted relative to the overall compensation package given to the company's executive officers and have been reduced for 2001. During 2000, no options were granted to our executive officers.

          4. Long-Term Incentive Plan. To provide better balance in total compensation, the committee implemented a new long-term incentive plan effective January 1, 2001. While the long-term incentive plan compensates for the reduction in options granted under the company's stock option program, it is primarily intended to be a retention tool that also serves to align management's interests with those of the company's stockholders over an extended period of time. The long-term incentive plan is a three-year rolling plan with an initial payout scheduled for 2004, which will be based upon achieving predetermined levels of (a) cash value creation, which we define as net income plus after-tax interest expense plus depreciation, depletion and amortization less capital charges (net average assets multiplied by our targeted weighted average cost of capital), and (b) return on invested capital. The committee believes using these variables serves to align management's interests with the company's stockholders. The committee also believes these variables tie long-term compensation more directly to actual executive performance rather than measures based upon the vagaries of the stock market.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In determining the 2000 compensation paid to Mr. O'Connor, our Chief Executive Officer, the committee took into account his abilities, business experience and performance during the 2000 fiscal year. The committee's assessment of Mr. O'Connor's performance included expanding our business, continuing to integrate acquired businesses, increasing profitability and maximizing stockholder value. During 2000, Mr. O'Connor received a salary of $501,829 and a bonus of $153,000. The committee believes that tying Mr. O'Connor's remuneration to the objectives described above, including the performance of our common stock, will enhance our company's long-term performance and stability by providing Mr. O'Connor with an incentive to meet these objectives. The committee believes that Mr. O'Connor's annual salary and bonus in 2000 represent a fair compensation structure for his services as our Chief Executive Officer.

COMPENSATION DEDUCTION LIMITATION

     Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The committee currently believes that the company should be able to continue to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.

SUMMARY

     The committee believes that the company's executive compensation policies and programs serve the interests of the stockholders and the company effectively. The committee believes that the compensation packages provided to our named executive officers provide motivation for executives to contribute to the company's overall success and enhance stockholder value. The committee will continue to monitor the effectiveness of the company's compensation programs and will recommend changes, when appropriate, to meet the company's needs.

                                              Compensation Committee:

                                              Allan C. Sorensen, Chairman
                                              John W. Croghan
                                              Ramon A. Rodriguez

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Croghan, Rodriguez and Sorensen served as members of the compensation committee throughout 2000. No member of the compensation committee was an officer or employee of our company during the prior year or was formerly an officer of our company. During the year ended December 31, 2000, none of our executive officers served on the compensation committee of any other entity, any of whose directors or executive officers served either on our board of directors or on our compensation committee.

PERFORMANCE GRAPH

     The following performance graph compares the performance of our common stock to the New York Stock Exchange Composite Index and to an index of peer companies we selected. The peer group consists of Allied Waste Industries, Inc. and Waste Management, Inc. The graph covers the period from July 1, 1998, the date of our initial public offering, to December 31, 2000. The graph assumes that the value of the investment in our common stock and in each index was $100 at July 1, 1998 and that all dividends were reinvested.

                            CUMULATIVE TOTAL RETURN
              BASED ON INITIAL INVESTMENT OF $100 ON JULY 1, 1998

                                                 REPUBLIC SERVICES, INC.      NYSE COMPOSITE INDEX             PEER GROUP
                                                 -----------------------      --------------------             ----------
6/98                                                     100.00                      100.00                      100.00
9/98                                                      76.47                       87.17                       97.37
12/98                                                     72.31                      102.95                       95.01
3/99                                                      63.48                      104.30                       86.12
6/99                                                      97.06                      111.99                      105.55
9/99                                                      42.65                      102.43                       40.31
12/99                                                     55.88                      112.37                       35.12
3/00                                                      42.89                      111.92                       27.72
6/00                                                      62.75                      111.09                       38.96
9/00                                                      51.47                      114.57                       35.78
12/00                                                     67.40                      113.50                       56.90

EXECUTIVE COMPENSATION

     The following tables set forth compensation information regarding our Chief Executive Officer and our four most highly compensated executive officers during the year ended December 31, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                ANNUAL          ------------
                                                            COMPENSATION(1)      SECURITIES
                                                          -------------------    UNDERLYING     ALL OTHER
           NAME AND PRINCIPAL POSITION             YEAR    SALARY     BONUS      OPTIONS(2)    COMPENSATION
           ---------------------------             ----   --------   --------   ------------   ------------
James E. O'Connor................................  2000   $501,829   $153,000          --      $     1,940(3)
  (Chief Executive Officer                         1999    440,000         --     200,000               --
  and Director)                                    1998     20,731      8,432     250,000               --

Harris W. Hudson.................................  2000    501,040         --          --          313,432(3)
  (Vice Chairman and Secretary)                    1999    484,615         --     775,000          189,327(3)
                                                   1998    396,461    200,000          --               --

James H. Cosman..................................  2000    421,253     85,000          --               --
  (President and Chief                             1999    392,308         --     434,517               --
  Operating Officer)                               1998    340,961     87,500          --               --

Tod C. Holmes....................................  2000    275,384     56,000          --           18,313(4)
  (Senior Vice President and                       1999    242,308         --     160,000           45,852(4)
  Chief Financial Officer)                         1998    187,692     50,000          --           46,342(4)

David A. Barclay.................................  2000    219,900     39,375          --               --
  (Senior Vice President and                       1999    200,000         --     160,382               --
  General Counsel)                                 1998    189,189     30,000          --               --

-------------------------

(1) Except as specifically set forth in the column entitled "All Other Compensation," the aggregate total value of perquisites, other personal benefits, securities or property or other annual compensation did not equal or exceed $50,000 or ten percent of the annual salary and bonus for any person named in the chart during 1998, 1999 or 2000. Therefore, this table does not include that information.
(2) The options listed in this column include options to acquire 258,517, 50,000 and 50,382 shares of our common stock which were issued to Messrs. Cosman, Holmes and Barclay, respectively, in substitute of options previously granted to them to acquire shares of AutoNation common stock.
(3) Consists of payments made on behalf of Messrs. O'Connor and Hudson for aircraft use, which were included in their Form W-2s as compensation.
(4)  Consists of certain relocation expenses for Mr. Holmes.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2000

                                     None.

                             YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                  OPTIONS AT               IN-THE-MONEY OPTIONS
                                               DECEMBER 31, 2000             DECEMBER 31, 2000
                                          ---------------------------   ---------------------------
                  NAME                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                  ----                    -----------   -------------   -----------   -------------
James E. O'Connor.......................    206,250        243,750       $159,375       $478,125
Harris W. Hudson........................    193,750        581,250        166,016        498,047
James H. Cosman.........................    214,091        220,425        127,500        382,500
Tod C. Holmes...........................     52,500        107,500         79,688        239,063
David A. Barclay........................     58,942        101,390         79,688        239,063

COMPENSATION OF DIRECTORS

     We pay each of our non-employee directors $25,000 per year, and $1,000 for each board or committee meeting they attend. Under our 1998 Stock Incentive Plan, we grant options to purchase shares of common stock to our non-employee directors. As of March 26, 2001, we have granted options to purchase 230,000 shares of our common stock to our non-employee directors. We also reimburse our non-employee directors for reasonable expenses incurred for attending board of director and committee meetings. We have not adopted any other policies regarding directors' compensation and benefits.

EMPLOYMENT AGREEMENTS

     James E. O'Connor. We entered into a three year employment agreement with James E. O'Connor to serve as our President and Chief Executive Officer, effective as of October 25, 2000. The agreement will continue in effect on a "rolling" three year basis, meaning that at any time during the agreement, three years will remain in the term of the agreement. The agreement provides that Mr. O'Connor will continue his service on our board of directors and that Mr. O'Connor will be nominated for election to our board of directors at each annual meeting of stockholders during the term of the agreement. The agreement provides that Mr. O'Connor will receive annual base salary of $510,000 for our 2000 fiscal year, $650,000 for our 2001 fiscal year and $790,000 for our 2002 fiscal year. Mr. O'Connor's salary for any year after our 2002 fiscal year will be $790,000 unless our board of directors expressly provides otherwise. Mr. O'Connor's annual salary may be increased at any time at the discretion of our board of directors to reflect merit or for other increases.

     In addition to his base salary, Mr. O'Connor is eligible for an annual bonus of up to 60% of his annual base salary during the 2000 and 2001 fiscal years and for an annual bonus of up to 70% of his annual base salary during the 2002 fiscal year and thereafter, through the term of the agreement. Mr. O'Connor's annual bonus is based on the achievement of corporate goals and objectives established by our board of directors or an appropriate committee of the board of directors. Under the agreement, Mr. O'Connor is entitled to participate in our stock option plans and other employee compensation programs that we may establish. Mr. O'Connor also is entitled to health, life and disability insurance and he may participate in other benefit programs that we may establish.

     Under the agreement, we may terminate Mr. O'Connor at any time with or without "cause" and Mr. O'Connor may at any time terminate his employment with or without "good reason," in each case as defined in the agreement. If we terminate Mr. O'Connor without cause or if Mr. O'Connor terminates his employment with good reason, then Mr. O'Connor will be entitled to the following as severance payments:

     - Mr. O'Connor will continue to receive his salary through the date of termination and afterwards for three years from the date of termination,

     - Mr. O'Connor will continue to receive his health benefits for a period ending no later than the third anniversary of the date of termination,

     - all of Mr. O'Connor's stock options or other stock grants will immediately vest in full and remain exercisable until the earlier of their expiration or three years from the date of termination,

     - all incentive cash grants shall immediately vest and be payable to Mr. O'Connor as if all targets and conditions had been met, except where a specific service is required of Mr. O'Connor for a specific period of time, in which case the incentive cash grant will be payable on a pro rata basis, and

     - Mr. O'Connor will be paid the balance of all amounts credited to his deferred compensation account.

     Upon a change of control, as defined in the agreement, if, within two years after the change of control, Mr. O'Connor's employment is terminated by us without cause or if Mr. O'Connor terminates his employment with good reason, then we are required to pay Mr. O'Connor:

     - the severance payments described above, paid in a single lump sum, and

     - three times the maximum annual bonus that Mr. O'Connor would have been eligible to receive in the fiscal year when the termination occurred, paid in a single lump sum.

     Under the agreement, Mr. O'Connor is subject to confidentiality obligations, as well as non-compete and non-solicitation covenants, for a three year period following the termination of his employment.

     Any successor to our company will be required to assume and perform all of our covenants, agreements and obligations under the agreement.

     Tod C. Holmes. We entered into a two year employment agreement with Tod C. Holmes to serve as our Senior Vice President and Chief Financial Officer, effective as of October 25, 2000. The agreement will continue in effect on a rolling two year basis. The agreement provides that Mr. Holmes will receive an annual base salary of $280,000 for our 2000 fiscal year, $315,000 for our 2001 fiscal year and $350,000 for our 2002 fiscal year. Mr. Holmes' salary for any year after our 2002 fiscal year will be $350,000 unless our board of directors expressly provides otherwise. Mr. Holmes' annual salary may be increased at any time at the discretion of our board of directors to reflect merit or for other increases.

     In addition to his base salary, Mr. Holmes is eligible for an annual bonus of up to 40% of his annual base salary during the 2000 and 2001 fiscal years and for an annual bonus of up to 50% of his annual base salary during the 2002 fiscal year and thereafter, through the term of the agreement. Mr. Holmes' annual bonus is based on the achievement of corporate goals and objectives established by our board of directors or an appropriate committee of the board of directors. Under the agreement, Mr. Holmes is entitled to participate in our stock option plans and other employee compensation programs that we may establish. Mr. Holmes also is entitled to health, life and disability insurance and he may participate in other benefit programs that we may establish.

     Under the agreement, we may terminate Mr. Holmes at any time with or without "cause" and Mr. Holmes may at any time terminate his employment with or without "good reason," in each case as defined in the agreement. If we terminate Mr. Holmes without cause or if Mr. Holmes terminates his employment with good reason, then Mr. Holmes will be entitled to the following as severance payments:

     - Mr. Holmes will continue to receive his salary through the date of termination and afterwards for two years from the date of termination,

     - Mr. Holmes will continue to receive his health benefits for a period ending no later than the second anniversary of the date of termination,

     - all of Mr. Holmes' stock options or other stock grants will immediately vest in full and will remain exercisable until the earlier of their expiration or two years from the date of termination,

     - all incentive cash grants shall immediately vest and be payable to Mr. Holmes as if all targets and conditions had been met, except where a specific service is required of Mr. Holmes for a specific period of time, in which case the incentive cash grant will be payable on a pro rata basis, and

     - Mr. Holmes will be paid the balance of all amounts credited to his deferred compensation account.

     Upon a change of control, as defined in the agreement, if, within two years after the change of control, Mr. Holmes' employment is terminated by us without cause or if Mr. Holmes terminates his employment with good reason, then we are required to pay Mr. Holmes:

     - the severance payments described above, paid in a single lump sum, and

     - two times the maximum annual bonus that Mr. Holmes would have been eligible to receive in the fiscal year when the termination occurred, paid in a single lump sum.

     Under the agreement, Mr. Holmes is subject to confidentiality obligations, as well as non-compete and non-solicitation covenants, for a three year period following the termination of his employment.

     Any successor to our company will be required to assume and perform all of our covenants, agreements and obligations under the agreement.

     David A. Barclay. We entered into a two year employment agreement with David A. Barclay to serve as our Senior Vice President and General Counsel, effective as of October 25, 2000. The agreement is substantially on the same terms as Mr. Holmes' agreement, which is described above, except that Mr. Barclay will receive an annual base salary of $225,000 for our 2000 fiscal year, $260,000 for our 2001 fiscal year and $300,000 for our 2002 fiscal year. Mr. Barclay's salary for any year after our 2002 fiscal year will be $300,000 unless our board of directors expressly provides otherwise. Also, Mr. Barclay is eligible for an annual bonus of up to 35% of his annual base salary during the 2000 and 2001 fiscal years and for an annual bonus of up to 40% of his annual base salary during the 2002 fiscal year and thereafter, through the term of the agreement.

     James H. Cosman, Sr. We entered into an amended and restated employment agreement with James H. Cosman, Sr. effective as of October 12, 2000 for Mr. Cosman to serve as our President and Chief Operating Officer from October 12, 2000 through December 31, 2000, and, beginning on January 1, 2001, for Mr. Cosman to assist our company with special projects, in a special projects position through the term of the agreement. Unless earlier terminated in accordance with its terms, Mr. Cosman's agreement will expire on January 6, 2005. The agreement provides that while Mr. Cosman is serving as our President and Chief Operating Officer he will be paid an annual base salary of $425,000, and while he is serving in the special projects position, he will be paid an annual base salary of $212,500.

     In addition to his annual base salary, during his service as our President and Chief Operating Officer, Mr. Cosman is eligible to receive an annual bonus of up to 50% of his annual base salary, which will be based upon the achievement of corporate goals and objectives established by our board of directors. During his service in the special projects position, Mr. Cosman will not participate in any bonus program. During the term of the agreement, Mr. Cosman may participate in any health or workers' compensation insurance programs, vacation and sick leave programs and 401(k) plans we establish. Mr. Cosman will not be eligible to participate in our stock option plans; however, stock options previously granted to Mr. Cosman will continue to vest and be exercisable in accordance with the terms of the options granted.

     Beginning on January 6, 2003, Mr. Cosman may, upon not less than 30 days prior written notice, retire as an employee of the company. If Mr. Cosman retires as an employee of the company, he will have the option of receiving the remaining base salary under the agreement payable in one lump sum, less any applicable withholding taxes. Upon his retirement as an employee of the company, Mr. Cosman's participation in the benefits programs described in the agreement will immediately terminate except as provided for by law. Also, upon Mr. Cosman's retirement as an employee of the company all unvested options shall immediately vest, and all vested and unexercised options shall be immediately exercisable for a period beginning on Mr. Cosman's retirement date and continuing through the third anniversary of his retirement date.

     At any time during the term of the agreement, we may terminate Mr. Cosman without cause and Mr. Cosman may terminate his employment with good reason. If either of these events occurs, then Mr. Cosman will be entitled to:

     - receive his base salary at the level in effect at the time of his termination,

     - the continued vesting of his options, and

     - the continuation of his health insurance benefits for a period ending with the term of the agreement.

     Under the agreement, Mr. Cosman is subject to confidentiality obligations, as well as to non-compete and non-solicitation covenants, for a period of three years following the termination of his employment.

STOCK INCENTIVE PLAN

     In July 1998, we adopted the Republic Services 1998 Stock Incentive Plan to provide for the grant of options to purchase shares of common stock, stock appreciation rights and stock grants to employees, non-employee directors and consultants who are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of options to employees and independent contractors at the discretion of our board of directors. Additionally, the Stock Incentive Plan provides for an automatic grant of an option to purchase 50,000 shares of common stock to each member of the board of directors who joins the board of directors as a non-employee director, and an additional automatic grant of an option to purchase 10,000 shares of common stock at the beginning of each fiscal year after the member joins the board if he remains as a board member. We have reserved 20 million shares of common stock for issuance under the Stock Incentive Plan.

     As of March 26, 2001, we had options to purchase approximately 15.0 million shares of our common stock outstanding under our 1998 Stock Incentive Plan.

LONG-TERM INCENTIVE PLAN

     In January 2001, we adopted the Republic Services Long-Term Incentive Plan. Our key executive officers are eligible to participate in the plan. The plan tracks our performance over three-year periods beginning on January 1, 2001, with a new three-year period beginning on January 1 of each subsequent year. Cash payments under the long-term incentive plan will be made following the end of each three-year period based on the achievement of specified pre-set financial objectives that emphasize profitable growth, improved asset utilization, increased free cash flow and increased returns on invested capital.

401(K) PLAN

     We have adopted a 401(k) Savings and Retirement Plan that qualifies for preferential tax treatment under section 401(a) of the Internal Revenue Code. Under the plan, all of our employees who are not covered by a collective bargaining agreement may participate in the plan following 90 days of service with the company. Our employees are permitted to contribute up to 15% of their salaries (up to a maximum contribution of $10,500 per year). We match one-half of the first four percent of an employee's contributions under the plan in shares of our common stock. The match is made on a quarterly basis and is fully vested when made.

SUPPLEMENTAL SAVINGS PLAN

     We have adopted the Republic Services, Inc. Supplemental Savings
Plan -- Salary Deferral Agreement. This plan is designed to provide an opportunity for our key employees to participate in a retirement program that is similar to the provisions of our 401(k) plan without the restrictions of the Internal Revenue Code and the discrimination testing that prevents meaningful accumulations for key, highly compensated employees. Eligibility for the plan is determined by and at the discretion of the compensation committee. Participants elect to make pre-tax payroll-deducted salary deferrals to the plan at the beginning of each plan year at any percentage up to 15%, including the amount contributed under our 401(k) plan. Where the company match was also restricted under the 401(k) plan (notably for employees earning in excess of $170,000), a corresponding match amount in our common stock is available under this plan. The match will be funded at year end and will be calculated based upon the formula of $.50 for each dollar deferred to a maximum of 4% of gross compensation inclusive of the amounts funded within the 401(k) plan, but not subject to IRS limitations.

EMPLOYEE STOCK PURCHASE PLAN

     We have adopted the Republic Services Amended and Restated Employee Stock Purchase Plan. All of our employees who work at least 20 hours per week and have worked for us at least three months may voluntarily participate in the plan. During specified offering periods, these eligible employees may, through payroll deductions, buy whole and fractional shares of our common stock at a purchase price equal to 85% of the lower of (1) the fair market value of our common stock on the first day of the offering period and (2) the fair market value of our common stock on the last day of the offering period. Employees may sell the common stock purchased under the plan after they have owned the shares for at least 180 consecutive days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Before our initial public offering on July 1, 1998, we had been a wholly owned subsidiary of AutoNation. AutoNation currently owns no shares of our common stock. Mr. Huizenga is the Chairman of the Board of AutoNation, and Mr. Hudson is the Vice Chairman and a director of AutoNation. As of March 26, 2001, Messrs. Huizenga and Hudson directly or indirectly beneficially owned in aggregate more than 10% of AutoNation's outstanding common stock, including their presently exercisable options to purchase AutoNation common stock. As a result, the following transactions between our company and AutoNation may be deemed to be intercompany or related party transactions.

SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement that we entered into with AutoNation in June 1998 provided for the principal corporate transactions required to effect our separation from AutoNation, and for other arrangements governing the future relationship between our company and AutoNation. The agreement provides for indemnification by each party in favor of the other party with respect to specified matters relating to the Separation and Distribution Agreement, our initial public offering and the secondary offering of our common stock owned by AutoNation. The Separation and Distribution Agreement also provides for indemnifications between our company and AutoNation regarding contingent liabilities primarily relating to our respective businesses or otherwise assigned to our company, and provides that the parties will each have the exclusive right to any benefit received with respect to any contingent gain that primarily relates to the business of that party, or that is expressly assigned to that party. Under the terms of the Separation and Distribution Agreement, AutoNation has agreed that, for a period of five years after we are no longer a subsidiary of AutoNation, AutoNation will not directly or indirectly compete with us in the solid waste services industry anywhere in North America, and we have agreed that, for a period of five years after that time, we will not directly or indirectly compete with AutoNation in the automotive retail or vehicle rental industries anywhere in North America.

TAX INDEMNIFICATION AND ALLOCATION AGREEMENT

     In connection with our separation from AutoNation, we entered into a Tax Indemnification and Allocation Agreement with AutoNation that provides that AutoNation will indemnify us for income taxes that we might incur with respect to certain internal restructuring transactions that we entered into in June 1998 in connection with our initial public offering.

     We were included in AutoNation's consolidated group for federal income tax purposes for periods during which AutoNation beneficially owned at least 80% of the total voting power and value of our outstanding common stock. Each corporation that is a member of a consolidated group during any portion of the group's tax year is jointly and severally liable for the federal income tax liability of the group for that year. We and our subsidiaries stopped being members of AutoNation's consolidated group after we became a public company in July 1998. The Tax Indemnification and Allocation Agreement allocates tax liabilities between AutoNation and our company during the periods when we were included in AutoNation's consolidated group, and provides each company rights of indemnification.

LEASE

     In July 1998, we signed a lease with a subsidiary of AutoNation for 10,555 square feet of office space at AutoNation's corporate headquarters in Fort Lauderdale, Florida. The annual lease rate is $220,320 ($20.40 per square foot), and we pay for certain common area maintenance charges.

     Effective January 1999, we amended the lease to increase the space we are renting to 14,443 square feet at an annual rate of $294,637 ($20.40 per square foot). The lease had an initial term of one year which we renewed in July 1999 for an additional one year term through June 2000. The rent includes utilities, security, parking, building maintenance and cleaning services.

     Effective April 4, 2000, we amended the lease further to increase the space we are renting to 29,217 square feet at an annual rate of $20.40 per square foot through December 31, 2000, $23.54 per square foot from January 1, 2001 through December 31, 2001 and thereafter increasing each year by 3% per square foot over the prior year's rate. The lease runs through February 28, 2003. We may terminate the lease on 18 months written notice.

     We believe that the lease is on terms no less favorable than could be obtained from persons unrelated to our company.

OTHER TRANSACTIONS WITH AUTONATION

     During 2000, we collected solid waste from, and leased roll-off containers to, certain automotive retail and other properties of AutoNation. We provided all of these services at standard rates. We continue to provide these services to AutoNation on the same terms. During 2000, we rented vehicles from ANC Rental Corporation, which, until June 2000, was a subsidiary of AutoNation, under standard form vehicle rental agreements under which we were charged standard rates.

     In March 2000, we sold a jet to AutoNation for approximately $4.7 million, which we believe approximated its fair market value. In January 2001, we repurchased the jet from AutoNation for approximately the same amount, which was based on the then current net asset value plus the agreed upon value of certain repairs performed by AutoNation before the repurchase.

OTHER TRANSACTIONS WITH RELATED PARTIES

     The following is a summary of other agreements and transactions that we are involved in with related parties. It is our policy that transactions with related parties must be on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on our experience, it is our belief that all of these transactions met that standard at the time such transactions were effected.

     Pro Player Stadium is a professional sports stadium in South Florida that is owned and controlled by Mr. Huizenga. One of our subsidiaries collected solid waste from, and leased roll-off waste containers to, Pro Player Stadium pursuant to standard agreements under which Pro Player Stadium paid an aggregate of $282,149 in 2000. During 2000, one of our subsidiaries collected solid waste from the National Car Rental Center, an arena in Broward County, Florida, which is operated by a subsidiary of Boca Resorts. For these services, our subsidiary was paid an aggregate of $97,459. Mr. Huizenga is the Chairman of and controls Boca Resorts, and Mr. Hudson is a director of Boca Resorts. We expect to continue to provide these services in 2001 on the same terms.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Our Board of Directors has, in accordance with the recommendation of its Audit Committee, chosen the firm of Arthur Andersen LLP as our independent public accountants. Representatives of Arthur Andersen are expected to be present and available to respond to appropriate questions at the annual meeting and they will have the opportunity to make a statement if they desire to do so.

AUDIT FEES

     Arthur Andersen's fees for our 2000 annual audit and review of interim financial statements were $575,000.

ALL OTHER FEES

     Arthur Andersen's fees for all other services performed during fiscal 2000 approximated $4,200,000. Arthur Andersen did not perform any services for our company during 2000 relating to financial information system design and implementation.

     The audit committee of the board of directors believes that the provision of services described above under the caption "All Other Fees" is compatible with maintaining the independence of our independent public accountants.

                             AUDIT COMMITTEE REPORT

     The following statement made by the audit committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under either of these acts.

     The audit committee of the board of directors has reviewed and discussed the consolidated financial statements of the company to be set forth in the company's 2000 Annual Report to Stockholders and Item 8 of the company's Annual Report on Form 10-K for the year ended December 31, 2000 with management of the company and Arthur Andersen LLP, independent accountants for the company.

     The audit committee has discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Audit Standards No. 61, "Communication with Audit Committees," as amended, which includes, among other items, matters relating to the conduct of an audit of the company's financial statements.

     The audit committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 and has discussed with Arthur Andersen LLP their independence from the company.

     Based on the review and discussions with management of the company and Arthur Andersen LLP referred to above, the audit committee has recommended to the board of directors that the company publish the consolidated financial statements of the company for the year ended December 31, 2000 in the company's Annual Report on Form 10-K for the year ended December 31, 2000 and in the company's 2000 Annual Report to Stockholders.

                                              Audit Committee:

                                              John W. Croghan, Chairman
                                              Ramon A. Rodriguez
                                              Allan C. Sorensen

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Exchange Act during our fiscal year ended December 31, 2000, (2) any Forms 5 and amendments to the form furnished to us with respect to our fiscal year ended December 31, 2000, and (3) any written representations referred to us in subparagraph (b)(2)(i) of Item 405 of Regulation S-K under the Exchange Act, no person who at any time during the fiscal year ended December 31, 2000 was a director, officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2000 or prior fiscal years.

                             SECURITY OWNERSHIP OF
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows certain information as of March 26, 2001 with respect to the beneficial ownership of common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) our Chief Executive Officer and each of our four other most highly compensated officers, and (4) all of our current directors and executive officers as a group. We have adjusted share amounts and percentages shown for each individual, entity or group in the table to give effect to shares of common stock that are not outstanding but which the individual, entity or group may acquire upon exercise of all options exercisable within 60 days of March 26, 2001. However, we do not deem these shares of common stock to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual, entity or group.

                                                              SHARES BENEFICIALLY OWNED
                          NAME OF                             -------------------------
                      BENEFICIAL OWNER                          NUMBER         PERCENT
                      ----------------                        -----------      --------
Subsidiaries of FMR Corporation.............................  21,291,540(1)      12.5%
Cascade Investment LLC......................................  15,217,500(2)       8.9%
Wellington Management Company, LLP..........................  11,589,300(3)       6.8%
Vanguard Windsor Funds -- Vanguard Windsor Fund.............  10,574,800(4)       6.2%
Franklin Mutual Advisors, LLC...............................   9,973,000(5)       5.8%
H. Wayne Huizenga...........................................     400,000(6)         *
James E. O'Connor...........................................     213,450(7)         *
Harris W. Hudson............................................     356,250(8)         *
John W. Croghan.............................................     180,000(9)         *
Ramon A. Rodriguez..........................................      70,000(10)        *
Allan C. Sorensen...........................................      80,000(11)        *
James H. Cosman.............................................     326,445(12)        *
Tod C. Holmes...............................................      88,133(13)        *
David A. Barclay............................................      84,037(14)        *
All directors and executive officers as a group (8
  persons)..................................................   1,471,870(15)        *

-------------------------

  * Less than 1 percent
 (1) Includes 16,806,330 shares owned by Fidelity Management & Research Company, 3,103,010 shares owned by Fidelity Management Trust Company and 1,382,200 shares owned by Fidelity International Limited. Fidelity Management & Research, Fidelity Management Trust and Fidelity International Limited are each wholly-owned subsidiaries of FMR Corporation. This information is based on Amendment No. 5 to Schedule 13G filed with the SEC by FMR Corporation, dated February 14, 2001.
 (2) Based on Amendment No. 2 to Schedule 13G filed with the SEC by Cascade Investment, dated February 9, 2001.
 (3) Based on the Schedule 13G filed with the SEC by Wellington Management Company, LLP, dated February 14, 2001.
 (4) Based on the Schedule 13G filed with the SEC by Vanguard Windsor
     Funds -- Vanguard Windsor Fund, dated February 14, 2001.
 (5) Based on the Schedule 13G filed with the SEC by Franklin Mutual Advisors, LLC, dated January 19, 2001.
 (6) The aggregate amount of common stock beneficially owned by Mr. Huizenga consists of vested options to purchase 400,000 shares.
 (7) The aggregate amount of common stock beneficially owned by Mr. O'Connor consists of 7,200 shares owned directly by him and vested options to purchase 206,250 shares.
 (8) The aggregate amount of common stock beneficially owned by Mr. Hudson consists of vested options to purchase 356,250 shares.
 (9) The aggregate amount of common stock beneficially owned by Mr. Croghan consists of 100,000 shares owned directly by him and vested options to purchase 80,000 shares.
(10) The aggregate amount of common stock beneficially owned by Mr. Rodriguez consists of vested options to purchase 70,000 shares.
(11) The aggregate amount of common stock beneficially owned by Mr. Sorensen consists of vested options to purchase 80,000 shares.

(12) The aggregate amount of common stock beneficially owned by Mr. Cosman consists of 27,725 shares owned by Mr. Cosman and his wife as joint tenants and vested options to purchase 298,720 shares.
(13) The aggregate amount of common stock beneficially owned by Mr. Holmes consists of 10,633 shares owned directly by him and vested options to acquire 77,500 shares.
(14) The aggregate amount of common stock beneficially owned by Mr. Barclay consists of vested options to acquire 84,037 shares.
(15) The aggregate amount of common stock beneficially owned by all directors and executive officers as a group consists of (a) 117,833 shares and (b) vested options to purchase 1,354,037 shares.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The board of directors currently consists of six members. The board of directors has designated the persons named below as nominees for election as directors, for a term expiring at the annual meeting of stockholders in the year 2002. All nominees are currently serving as directors. Each director is elected by the affirmative vote of a plurality of the votes cast by the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote for the election of directors. It is the intention of the persons named in the enclosed form of proxy to vote the proxies they receive for the election of the nominees named below, unless a particular proxy withholds authorization to do so or provides other contrary instructions. Each of the nominees has indicated that he is willing and able to serve as a director. If before the annual meeting any nominee becomes unable to serve, an event which is not anticipated by the board of directors, the proxies will be voted for the election of whomever the board of directors may designate.

NOMINEES FOR DIRECTOR

             H. Wayne Huizenga
             Harris W. Hudson
             James E. O'Connor
             John W. Croghan
             Ramon A. Rodriguez
             Allan C. Sorensen

     Beginning on page 2 of this proxy statement we provide biographical information relating to each of these nominees for director under the heading "Biographical Information Regarding Directors/Nominees and Executive Officers."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                   PROPOSAL 2
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors, upon recommendation of the audit committee, has approved and recommends the appointment of Arthur Andersen LLP as independent public accountants of our company and its subsidiaries for the year ending December 31, 2001.

     Arthur Andersen LLP has been serving AutoNation and our company in this capacity since May 1990. A representative of Arthur Andersen LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will also be afforded an opportunity to make a statement, if he desires to do so.

     Ratification of the board of directors' selection of Arthur Andersen LLP will require the affirmative vote of the holders of a majority of the total shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote on the matter at the annual meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF OUR COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                             STOCKHOLDER PROPOSALS

     We must receive any proposals of stockholders intended to be presented at the year 2002 annual meeting for inclusion in the proxy statement and form of proxy relating to that meeting not later than December 1, 2001. We suggest that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to the Secretary of our company at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. We have not received any stockholder proposals for inclusion in this proxy statement.

                                 OTHER MATTERS

     You are again invited to attend the annual meeting at which our management will present a review of our progress and operations.

     Management does not intend to present any other items of business and knows of no other matters that will be brought before the annual meeting. However, if any additional matters are properly brought before the annual meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interest of our company. We have prepared the accompanying form of proxy at the direction of the board of directors and provide it to you at the request of the board of directors. Your board of directors has designated the proxies named therein.

                                   EXHIBIT A

                            AUDIT COMMITTEE CHARTER

                            REPUBLIC SERVICES, INC.
                  AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

                               FEBRUARY 27, 2001

     The Audit Committee is appointed by the Board of Directors (the "Board") to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

     The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Audit Committee shall make regular reports to the Board.

     The Audit Committee shall:

          (1) Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

          (2) Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

          (3) Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

          (4) Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

          (5) Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

          (6) Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

          (7) Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

          (8) Approve the fees to be paid to the independent auditor.

          (9) Receive periodic reports from the independent auditor regarding the auditor's independence (which reports shall include a disclosure of the fees paid by the Company to the independent auditor for non-audit services), discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

          (10) Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

          (11) Review the appointment and replacement of the senior internal auditing executive.

          (12) Review the significant reports to management prepared by the internal auditing department and management's responses.

          (13) Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

          (14) Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

          (15) Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary and foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

          (16) Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

          (17) Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

             (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

             (b) Any changes required in the planned scope of the internal audit.

             (c) The internal audit department responsibilities, budget and staffing.

          (18) Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          (19) Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

          (20) Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

          (21) Meet at least annually with the Chief Financial Officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

                                     PROXY

                            REPUBLIC SERVICES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   James E. O'Connor and David A. Barclay, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Republic Services, Inc. to be held on May 16, 2001, or any postponements or adjournments of the meeting, as indicated hereon.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2 SET FORTH ON THE OTHER SIDE. As to any other matter, said proxies shall vote in accordance with their best judgment.

   The undersigned hereby acknowledges receipt of the Notice of the 2001 Annual Meeting of Stockholders, the proxy statement and the annual report for the fiscal year ended December 31, 2000 furnished with this proxy.

1. Election of            [ ] FOR all nominees listed      [ ] WITHHOLD AUTHORITY to vote for    [ ] *EXCEPTIONS (FOR all
 directors:                   below                            all nominees listed below         nominees except as indicated in
                                                                                                     space below)

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES. The Nominees:
H. Wayne Huizenga, Harris W. Hudson, James E. O'Connor, John W. Croghan, Ramon
A. Rodriguez and Allan C. Sorensen.

* INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.

Exceptions
--------------------------------------------------------------------------------

                                    (Continued and to be signed on reverse side)

2. Ratification of the appointment of Arthur Andersen     3. In their discretion, on such other matters as may
   LLP as independent public accountants for 2001:        properly come before the meeting.
                                                          [ ] Change of Address and/or Comments Mark Here:

                                                          ----------------------------------------------------
  FOR [ ]       AGAINST [ ]       ABSTAIN [ ]             ----------------------------------------------------
                                                          ----------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
 RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

                                                              Please sign exactly as name appears hereon.
                                                              When shares are held by joint tenants, both
                                                              should sign. If acting as attorney, executor,
                                                              trustee, or in any representative capacity,
                                                              sign name and title.
                                                              Dated -----------------------------------,
                                                              2001
                                                              ---------------------------------------------
                                                              Signature
                                                              ---------------------------------------------
                                                              Signature if held jointly
                                                              Votes must be indicated with [X] in black or
                                                              blue ink.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.